EXHIBIT 99.1

CONTACT:	Bob Leahy	Erin Reilly
	VP Finance & Operations	Investor Relations
	Brooktrout, Inc.	Brooktrout, Inc.
	(781) 433-9426	(781) 292-9378

Brooktrout Announces

Second Quarter 2005 Results

NEEDHAM, Mass., July 26, 2005 – Brooktrout, Inc. (NASDAQ: BRKT), a leading provider of innovative hardware and software platforms that enable applications for the New NetworkTM, today reported that revenue for the second quarter of 2005 was $18,654,000 compared with $19,193,000 for the second quarter of 2004. The Company’s net income for the second quarter of 2005 was $473,000, or $0.04 per diluted share, compared to a net loss of $2,927,000, or $(0.22) per diluted share, for the same period in 2004. The net loss in the second quarter of 2004 included a charge for in-process research and development of $2,490,000, or $(0.19) per diluted share, associated with the company’s acquisition of SnowShore Networks, Inc. in April 2004.

Revenue for the six months ended June 30, 2005 was $36,504,000 compared with $37,886,000 for the corresponding period of 2004. The company’s net loss for the six months ended June 30, 2005 was $15,000, or $(0.00) per diluted share, compared with $2,745,000, or $(0.21) per diluted share, for the same period of 2004. The net loss for the six months ended June 30, 2004 included a charge of $2,490,000 for in-process research and development as mentioned above.

“In the second quarter, our fax business grew 12% year-over-year, and our VoIP business posted record revenues despite one large order that was in our backlog but did not ship this quarter,” said Eric Giler, President.  “The second quarter was up sequentially, and we saw building customer interest in our new product introductions and partner initiatives in VoIP, fax over IP, and a new generation of enabling technology for speech recognition applications.   We believe our investment in these areas is paying off, and the positive momentum we are seeing should increasingly offset the maturing we are experiencing in more traditional TDM products.”

Business Outlook

Giler continued with the following outlook for the third quarter of 2005, “We expect sequential growth to continue in the third quarter with revenue in the third quarter 2005 of approximately $20.0 million. Given our revenue guidance, we would anticipate gross margins to be similar to those realized in the last several quarters, or between 68% and 70%. However, gross margins can fluctuate as a result of shifts in product mix, changes in product sales volume and pricing, as well as variability in component costs. We anticipate that total operating expenses for the third quarter will be between $12.3 million to $12.7 million. We expect net income to be approximately $0.8 million to $1.1 million for the third quarter of 2005.”

Conference Call Details

As previously announced, Brooktrout’s management will host a conference call at 5:00 p.m. ET today, July 26, 2005, to discuss these quarterly results, along with business highlights and outlook. The conference call will be simultaneously broadcast live over the Internet. Anyone interested in listening to this teleconference can do so by logging onto the Brooktrout, Inc. website at http://www.brooktrout.com/investor.

For those who cannot access the live broadcast, a replay will be available on the overview page of the website for five business days following the presentation and will be archived in the Multimedia section of the website thereafter. Following the live broadcast, a telephone replay will also be available at 1-973-341-3080, passcode #6262940 until midnight ET on Wednesday, July 27, 2005.

Note to Investors

Statements in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the statements set forth above under “Business Outlook,” in particular those relating to future product acceptance, revenue, revenue growth, gross margins, operating expenses and net income. Readers should not place undue reliance on forward-looking statements because they involve known and unknown risks and uncertainties, which may cause actual events or our actual results, performance, and achievements to differ materially from what are expressed or implied by such forward-looking statements. In particular, there is a risk that interest from potential customers for our solutions will not result in sales of our products when projected or at all. Other risks and uncertainties include, among other things, the adverse market conditions in the telecommunications and Internet industries and the impact of such market conditions on our customer’s business and financial strength, the uncertainties relating to global events, the ability to keep pace with the evolution of the telecommunications hardware and software market, the impact of competition on our business, the impact of changes to regulations affecting the telecommunications and Internet industries, the market price of our stock prevailing from time-to-time, the nature of other investment opportunities presented to us from time-to-time, our cash flows from operations and general economic conditions. Additional information concerning these and other risk factors is contained in the “Factors That May Affect Future Results” section of Brooktrout, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission on March 16, 2005, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the Securities and Exchange Commission on May 10, 2005. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

About Brooktrout

Brooktrout, Inc., headquartered in Needham, MA, delivers communications hardware and software products that enable applications for the New NetworkTM – a Network born through the marriage of the telephone and data networks. Brooktrout, Inc.’s mission is to collaborate with its partners so they can bring innovative solutions to market quickly, increase business and expand into new markets. Brooktrout believes that a solid focus on customers, significant first-to-market products and key acquisitions are making it a partner of choice for today’s hottest communications service and enterprise application providers. Brooktrout, Inc. is traded publicly on NASDAQ under the symbol BRKT. For more information, visit http://www.brooktrout.com/investor.

Brooktrout and the New Network are trademarks or registered trademarks of Brooktrout, Inc. All other trademarks are the property of their respective owners.

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BROOKTROUT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Revenue	$18,654	$19,193	$36,504	$37,886
Costs and expenses:
Cost of product sold	5,895	6,306	11,378	12,274
Research and development	4,265	4,847	9,129	9,332
In-process research and development	—	2,490	—	2,490
Selling, general and administrative	8,452	8,711	16,961	16,829
Total costs and expenses	18,612	22,354	37,468	40,925

Operating income (loss)	42	(3,161)	(964)	(3,039)
Other income, net	325	117	645	299

Income (loss) before income taxes	367	(3,044)	(319)	(2,740)
Income tax (benefit) provision	(106)	(117)	(304)	5

Net income (loss)	$473	$(2,927)	$(15)	$(2,745)

Income (loss) per common share:
Net income (loss), basic and diluted	$0.04	$(0.22)	$(0.00)	$(0.21)
Weighted average shares outstanding, basic	12,709	13,020	12,737	12,937
Weighted average shares outstanding, diluted	13,428	13,020	12,737	12,937

BROOKTROUT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	June 30,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$14,721	$18,452
Marketable debt securities	36,269	34,250
Accounts receivable, less allowances for doubtful accounts and sales returns of $749 at June 30, 2005 and $1,048 at December 31, 2004	9,284	10,346
Inventory	5,413	4,118
Deferred tax assets and other current assets	5,199	6,192

Total current assets	70,886	73,358

Equipment and furniture, less accumulated depreciation	2,545	2,477
Intangible assets, less accumulated amortization	4,979	5,658
Deferred tax assets and other non current assets, less accumulated amortization	18,202	17,584

Total assets	$96,612	$99,077

Liabilities and Stockholders’ Equity

Current and long-term liabilities	$16,351	$17,387

Stockholders’ equity	80,261	81,690

Total liabilities and stockholders’ equity	$96,612	$99,077